Exhibit 99.1

1111 South Arroyo Parkway 7084 P.O. Box 7084 Pasadena, California 91105-7084 U.S.A. 1.626.578.3500 Fax 1.626.578.6916	Press Release

FOR IMMEDIATE RELEASE	April 23, 2007

For additional information contact:

John W. Prosser, Jr.

Executive Vice President, Finance and Administration

626.578.6803

Jacobs Engineering Group Inc. Reports Record Earnings

and Backlog for the Second Quarter of Fiscal 2007

PASADENA, CALIF.—Jacobs Engineering Group Inc. (NYSE:JEC) announced today its financial results for the second quarter of fiscal 2007 ended March 31, 2007.

Second Quarter Fiscal 2007 Highlights:

•	The company completed a 2-for-1 stock split on March 15, 2007

•	Diluted EPS for the second quarter grew to $0.55, a 48.6% increase over the corresponding quarter last year

•	Diluted EPS for the six months ended March 31, 2007 grew to $1.06, a 45.2% increase over the corresponding period last year

•	Net earnings for the second quarter rose to $67.2 million, a 51.1% increase over the corresponding quarter last year

•	Net earnings for the six months ended March 31, 2007 rose to $128.5 million, a 46.8% increase over the corresponding period last year

•	Backlog increased $1.6 billion, or 17.8%, from March 31, 2006 to $10.7 billion

Jacobs reported today record net earnings of $67.2 million, or $0.55 per diluted share, on revenues of $2.1 billion for its second quarter of fiscal 2007 ended March 31, 2007. This compares to net earnings of $44.5 million, or $0.37 per diluted share, on revenues of $1.8 billion for the same period last year.

For the six months ended March 31, 2007, Jacobs reported net earnings of $128.5 million, or $1.06 per diluted share, on revenues of $4.1 billion. This compares to net earnings of $87.5 million, or $0.73 per diluted share, on revenues of $3.5 billion for the same period in fiscal 2006.

Jacobs also announced backlog totaling $10.7 billion at March 31, 2007, including a technical professional services component of $5.8 billion. This compares to total backlog and technical professional services backlog of $9.1 billion and $4.6 billion, respectively, at March 31, 2006.

Commenting on the results for the second quarter, Jacobs President and CEO Craig L. Martin stated, “The second quarter was another good quarter for the company. The business is running well and there is significant sales activity in most of our markets. In addition, we completed the acquisition of Edwards and Kelcey in mid April. We are nicely positioned for the second half of fiscal 2007.”

Also commenting on the results for the second quarter and on the Company’s earnings outlook for the remainder of fiscal 2007, Jacobs Chief Financial Officer John W. Prosser, Jr. stated, “As a result of our continued strong growth in the second quarter we are increasing our earnings per share guidance for fiscal 2007 to a range of $2.10 to $2.25.”

Jacobs is hosting a conference call at 11:00 a.m. Eastern time on Tuesday, April 24, 2007, which they are webcasting live on the Internet at www.jacobs.com. The taped teleconference is accessible from any touch-tone phone and will be available 24 hours a day through May 1, 2007. The dial-in number for the audio replay is 706.645.9291 (confirmation code 4763899).

Jacobs, with over 45,000 employees and revenues exceeding $8.0 billion, provides technical, professional, and construction services globally.

Statements made in this press release that are not based on historical fact are forward-looking statements. Although such statements are based on management’s current estimates and expectations, and currently available competitive, financial, and economic data, forward-looking statements are inherently uncertain, and you should not place undue reliance on such statements. We caution the reader that there are a variety of factors that could cause business conditions and results to differ materially from what is contained in our forward-looking statements. For a description of some of the factors which may occur that could cause actual results to differ from our forward-looking statements please refer to our 2006 Form 10-K, and in particular the discussions contained under Item 1 –Business; Item 1A – Risk Factors; Item 3 – Legal Proceedings; and Item 7 – Management’s Discussion and Analysis of Financial Condition and Results of Operations. We also caution the readers of this release that we do not undertake to update any forward-looking statements made herein.

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Financial Highlights:

Results of Operations (in thousands, except per-share data):

	Three Months Ended March 31		Six Months Ended March 31
	2007	2006	2007	2006
Revenues	$2,091,704	$1,832,450	$4,110,212	$3,515,908
Costs and Expenses:
Direct costs of contracts	(1,800,880)	(1,606,113)	(3,547,938)	(3,077,634)
Selling, general, and administrative expenses	(188,335)	(156,897)	(365,411)	(301,421)

Operating Profit	102,489	69,440	196,863	136,853
Other (Expense) Income:
Interest income	5,285	2,654	9,533	5,114
Interest expense	(1,954)	(1,768)	(3,548)	(3,387)
Miscellaneous expense, net	(779)	(776)	(2,084)	(1,803)

Total other expense, net	2,552	110	3,901	(76)

Earnings Before Taxes	105,041	69,550	200,764	136,777
Income Tax Expense	(37,815)	(25,050)	(72,276)	(49,252)

Net Earnings	$67,226	$44,500	$128,488	$87,525

Earnings Per Share (“EPS”):
Basic	$0.57	$0.38	$1.09	$0.75
Diluted	$0.55	$0.37	$1.06	$0.73

Weighted Average Shares Used to Calculate EPS:
Basic	118,129	116,429	117,891	116,180
Diluted	121,805	120,231	121,580	119,777

***EPS and weighted average shares outstanding for the three and six months ended March 31, 2006 have been adjusted to reflect the 2-for-1 stock split on March 15, 2007.***

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Other Operational Information (in thousands):

	Three Months Ended March 31		Six Months Ended March 31
	2007	2006	2007	2006
Revenues by Major Component:
Technical professional services	$1,100,678	$824,447	$2,057,360	$1,581,387
Field services	991,026	1,008,003	2,052,852	1,934,521

Total	$2,091,704	$1,832,450	$4,110,212	$3,515,908

Depreciation (pre-tax)	$12,454	$10,179	$23,339	$19,814

Capital Expenditures	$19,554	$13,598	$34,544	$24,438

Selected Balance Sheet and Backlog Information (in thousands):

	At March 31
	2007	2006
Balance Sheet Information:
Cash and cash equivalents	$480,877	$367,446
Working capital	878,884	672,886
Total debt	69,650	112,167
Stockholders’ equity	1,579,264	1,281,646

Backlog Information:
Technical professional services	$5,835,100	$4,636,100
Field services	4,877,100	4,454,900

Total	$10,712,200	$9,091,000

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